Exhibit 3.3.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

HIGHLAND HOSPITALITY, L.P.

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HIGHLAND HOSPITALITY, L.P. (this “First Amendment” to the “Partnership Agreement”), dated as of June 30, 2004, is entered into by HHC GP Corporation, as general partner (the “General Partner”) of Highland Hospitality, L.P. (the “Partnership”), for itself and on behalf of the limited partners of the Partnership (the “Limited Partners”).

WITNESSETH

WHEREAS, as of June 25, 2004, the Partnership issued 13,492 Partnership Units to one of its current partners, Sugar Land Hotel Developers, LLC, as consideration for certain cost savings in the development of the Sugar Land Marriott Hotel;

WHEREAS, Sugar Land Hotel Developers, LLC has previously agreed by separate agreement to be bound by all of the terms, conditions and other provisions of the Partnership Agreement;

WHEREAS, on various dates from January 2004 through May 25, 2004, the General Partner acquired an aggregate of 99,511 Partnership Units from the Partnership in connection with the issuance by the Company of a corresponding number of shares of common stock. All but 11 of which constituted restricted stock pursuant to the Company’s 2003 Omnibus Stock Incentive Plan;

WHEREAS, to maintain the General Partner’s 0.1% General Partnership Interest pursuant to Article VII of the Partnership Agreement, 113 of the 99,511 Partnership Units so acquired represented General Partnership Interests, and 99,398 Partnership Units represented Limited Partnership Interests; and

WHEREAS, pursuant to Article XI of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to amend and restate Exhibit A to the Partnership Agreement to reflect all of the issuances of Partnership Units described in the foregoing recitals, as such are set forth on Exhibit A thereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the General Partner hereby amends and restates Exhibit A to the Partnership Agreement as set forth on Exhibit A attached hereto, with the issuance or transfer of Partnership Units as reflected on such Exhibit having effect as of the respective dates specified in the foregoing recitals.

All capitalized terms used herein and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all covenants, terms and conditions of the Partnership Agreement shall remain in full force and effect, which covenants, terms and conditions the General Partner hereby ratifies and affirms.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the 30th day of June, 2004.

HHC GP CORPORATION
as General Partner of
Highland Hospitality, L.P.

By:	/s/ Tracy M. J. Colden
Tracy M. J. Colden
Executive Vice President

3